Exhibit 3.04

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CERTIFIED DIABETIC SERVICES, INC.

Certified Diabetic Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that subject to the approval of the stockholders of the Corporation, Article Fourth of the Certificate of Incorporation be amended to read in its entirety as follows:

“FOURTH: The aggregate number of shares of capital stock which the Corporation shall be authorized to issue shall be Fifty-Five Million (55,000,000) shares of which Fifty Million (50,000,000) shares are Common Stock, $.001 par value per share (the “Common Stock”), and Five Million (5,000,000) shares are Preferred Stock, par value $.01 per share (the “Preferred Stock”). The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.”; and further

RESOLVED, that subject to the approval of the stockholders of the Corporation, the Certificate of Incorporation be amended by adding a new Article TWELFTH which shall read as follows:

“TWELFTH: Whenever the stockholders are required or permitted to take any action by vote, such action may not be taken without notice and without an actual meeting of stockholders held in accordance with the General Corporation Law of the State of Delaware.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders of at least a majority of the issued and outstanding shares entitled to a vote have given their written consent to said amendments in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment in the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Certified Diabetic Services, Inc. has caused this Certificate to be signed by Peter Fiscina, The Chairman of the Corporation’s Board of Directors, this 10th day of February, 2000.

CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ Peter Fiscina
Name:	Peter Fiscina
Title:	Chairman

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